Exhibit 5.1

Maplebear Inc.

September 11, 2023

Page One

September 11, 2023

Maplebear Inc.

50 Beale Street, Suite 600

San Francisco, CA 94105

Ladies and Gentlemen:

We have acted as counsel to Maplebear Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-274213) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 25,300,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which consists of (i) up to 17,400,000 Shares (the “Company Shares”) to be sold by the Company, including up to 3,300,000 Shares that may be sold by the Company pursuant to the exercise of an option to purchase additional Shares granted to the underwriters, and (ii) 7,900,000 Shares (the “Stockholder Shares”) to be sold by the selling stockholders identified in such Registration Statement.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, filed as Exhibits 3.3 and 3.4, respectively, to the Registration Statement, each of which is to be in effect prior to the closing of the offering contemplated by the Registration Statement and (d) such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares will be sold at a price established by the Board of Directors of the Company or a duly authorized committee thereof and that the Amended and Restated Certificate of Incorporation referred to in clause (i)(c) is filed with the Secretary of State of the State of Delaware before issuance of the Shares.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Company Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable and (ii) the Stockholder Shares have been validly issued and are fully paid and non-assessable, except with respect to the Stockholder Shares that are to be acquired by certain selling stockholders upon the exercise of outstanding options to purchase Common Stock in accordance with the terms of such options or the settlement of outstanding restricted stock units in accordance with their terms, which will be validly issued, fully paid and nonassessable upon such exercise or settlement.

Maplebear Inc.

September 11, 2023

Page Two

This opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we undertake no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely

Cooley LLP

By:	/s/ Jon C. Avina
Jon C. Avina

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000   f: (650) 849-7400   cooley.com